                                                                    EXHIBIT 10.1



                     CONVEYANCE AND CONTRIBUTION AGREEMENT



                 This Conveyance and Contribution Agreement (this "Agreement"), dated effective 7:00 a.m., Pacific Time, November 1, 1996 (the "Effective Date"), is from Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), having its principal office at 1616 S. Voss Road, Houston, Texas 77057 to Monterey Resources, Inc., a Delaware corporation ("Monterey"), having its principal office at 5201 Truxtun Avenue, Suite No. 100, Bakersfield, California 93309. Santa Fe and Monterey are hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties."


                                    RECITAL

                 Santa Fe is executing and delivering this Agreement to convey and contribute all property and other assets to Monterey that are held by Santa Fe in its Western Division in the State of California, other than certain excluded assets, as more fully described herein, and to perform certain other acts in connection with such conveyance and contribution. Monterey is executing this Agreement in performance of its obligations to assume certain liabilities of Santa Fe with respect to such property and assets and to undertake certain other obligations in connection with such conveyance and contribution.

                 NOW, THEREFORE, for valuable consideration, the Parties agree and grant as follows:

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Defined Terms. The following definitions shall apply to the following terms when used in this Agreement:

                 "Agreement" is defined in the introductory paragraph of this instrument.


                 "Ancillary Agreements" means the Spin-Off Tax Indemnity Agreement, Corporate Services Agreement, Tax Allocation Agreement, and Registration Rights and Indemnification Agreement, all between Monterey and Santa Fe and dated of even date herewith.


                 "Assistance Costs" is defined in Section 3.11(d).

                 "Assumed Liabilities" means (a) the liabilities, obligations, and other matters of Santa Fe described in Exhibit A, and (b) all other liabilities, losses, costs, expenses, fines, penalties, payments, and other obligations of Santa Fe relating to or arising out of the Subject Assets or the



                                                                        Page 1
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Business, whether accrued, contingent, known or unknown, and whether or not reflected on the books and records of Santa Fe on the date of this Agreement, excluding, however, (x) the Retained Liabilities and (y) obligations and liabilities of Santa Fe under the Ancillary Agreements.

                 "Business" means all of the business activities now or heretofore conducted by Santa Fe, its affiliates, and its and their predecessors in interest, in the Business Area, including the oil and gas exploration, development, and production business of Santa Fe and the businesses and operations identified in Exhibit B.

                 "Business Area" means the State of California and all lands lying in federal or state waters seaward of the west coast of the State of California.

                 "Excluded Assets" means the following assets:

                 (a) The assets described in Exhibit C, and all rights, privileges and benefits pertaining to the assets described in Exhibit C;

                 (b) All of Santa Fe's right, title and interest in and to all non-proprietary seismic, geological, geophysical and similar data and computer software related to the Subject Assets, to the extent Santa Fe is contractually prohibited by unaffiliated third parties from transferring such data and software;


                 (c) All proprietary computer software (including, without limitation, tapes, data, and program documentation) and other intellectual property that is used in, or useful to, Santa Fe's retained businesses and operations;


                 (d) Except as provided in Section 3.11, all of Santa Fe's rights under all policies or agreements of insurance or indemnity; and

                 (e) All cash, proceeds, income, or revenues accruing with respect to the other Excluded Assets described above.


                 "Insurance Administration" means, for each Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, and retentions as appropriate under each such Policy, and the distribution of Insurance Proceeds under each such Policy.



                 "Insurance Proceeds" means, for each Policy, those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.



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                 "Insured Claims" means, for a Policy, those claims, losses, liabilities, costs, and expenses that, individually or in the aggregate, are covered by such Policy, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such claims, losses, liabilities, costs, and expenses are within the limits of such Policy.


                 "IPO Date" means the closing date for the initial public offering of the common stock of Monterey.


                 "New Credit Facility" means the note agreement described in item 4 in Exhibit A.



                 "Olinda Property" is defined in Section 3.14.


                 "Party" and "Parties" are defined in the introductory paragraph of this Agreement.

                 "Perpetuities Period" means that period of time commencing on the date of this Agreement and ending 21 years after the death of the last to die of all descendants of Joseph P. Kennedy, father of our late President, John
F.  Kennedy, who are living on the date of this Agreement.


                 "Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization, a governmental agency, an association or any other entity.



                 "Policies" means insurance policies and contracts of indemnity described in Exhibit G.


                 "Restriction" is defined in Section 3.5.


                 "Retained Liabilities" means (a) the liabilities, obligations, and matters of Santa Fe described in Exhibit H and (b) all losses, costs, expenses, fines, penalties, payments, and other obligations related to the Excluded Assets.



                 "Santa Fe Group" is defined in Section 3.4(a).



                 "Santa Fe Liabilities" means all liabilities, costs, expenses, fines, penalties, payments, and obligations of Santa Fe, other than the Assumed Liabilities.



                 "Series G Notes" means the senior notes described in item 3 in Exhibit A.
                 "Specific Conveyances" is defined in Section 3.6.








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                 "Series G Notes" means the senior notes described in item 3 in
Exhibit A.


                 "Specific Conveyances" is defined in Section 3.6.

                 "Spin-Off" means the sale, distribution, or other disposition of the remaining shares of common stock held by Santa Fe after the IPO Date in a single transaction or series of transactions.


                "Spin-Off Date" means the date on which the Spin-Off first occurs.


                 "Subject Assets" means all of the assets owned by Santa Fe in the Business Area or used or held for use by Santa Fe solely to conduct the Business, on the Effective Date, including the following assets:


                 (a) All right, title, and interest of Santa Fe in and to the plots, pieces, and parcels of land, surface estates, and fee interests of Santa Fe in the Business Area, including those described in Exhibit D (collectively, the "Lands");



                 (b)      "All right, title, and interest of Santa Fe in and to
         (i) the estates created by the oil and gas leases (and the undivided interests therein), operating rights, mineral servitudes, and fee, mineral, royalty, and overriding interests of Santa Fe in the Business Area, including those described in, or created by the instruments described in, Exhibit D and (ii) the easements, permits, licenses, rights-of-way, surface leases, and other surface rights held by Santa Fe in the Business Area, including those described in, or created by the instruments described in, Exhibit D (collectively, the "Oil and Gas Interests");



                 (c) All right, title, and interest of Santa Fe in all presently existing and valid unitization, pooling and communitization agreements, declarations and orders and production sharing agreements, and the properties covered and the units created thereby (including all units formed under orders, regulations, rules, or other official acts of any federal, state, or other governmental agency having jurisdiction), to the extent attributable to any of the Lands or the Oil and Gas Interests;



                 (d) All right, title, and interest of Santa Fe in existing and valid oil, casinghead gas and gas sales, purchase, exchange, transportation and processing contracts, operating agreements, joint venture agreements, partnership agreements, participation agreements, exploration agreements, farmin and farmout agreements, acreage contribution agreements, bidding agreements, option agreements, purchase and sale agreements, advance payment agreements, and all other contracts to the extent attributable to any of the Lands or the Oil and Gas Interests or the Business, including those contracts, agreements, and instruments set forth on Exhibit E;




                 (e) All right, title, and interest of Santa Fe in all improvements, wells, wellbores, casing, tubing, tanks, buildings, fixtures, compression and steam generation facilities, pipelines, gathering systems, lines and other appurtenances, easements and facilities, production platforms, drilling platforms, docks, shore facilities and bases, radio and microwave equipment (and associated licenses), and vessels to the extent located in, on or




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         under any of the Lands or Oil and Gas Interests or used or held for use as a part of the Business as presently conducted;


                 (f) All right, title, and interest of Santa Fe in all seismic, geological, geophysical and similar data related to the Subject Assets, all lease files, land files, legal files, well files, gas and oil sales contract files, division order files, abstracts, title opinions, land surveys, computer software (including tapes, data and program documentation), and all other books, records, files, and accounting records to the extent attributable to or used in the exploration, development, maintenance, or operation of any of the Subject Assets described in subsections (a), (b), (c), (d), and (e) above or the Business (collectively, the "Records");

                 (g)      All of the following:

                          (i) All right, title, and interest of Santa Fe in and to all inventories of oil, gas and other petroleum products, tubular goods, supplies and tools, in each case to the extent produced from or held for use on the Subject Assets described in subsections (a), (b), (c), (d), and (e) above; and


                          (ii) All right, title, and interest of Santa Fe in all other personal property to the extent used or held for use in connection with the exploration, development, operation, or maintenance of the Subject Assets described in subsections
                 (a), (b), (c), (d), and (e) above, including office furniture and equipment, computer hardware, leasehold interests therein;


                 (h) All right, title, and interest of Santa Fe in and to all governmental permits, licenses, franchises, registrations, and similar rights relating to the Business or the Subject Assets;

                 (i) All right, title, and interest of Santa Fe in and to all automobiles, trucks, trailers, other vehicles, and similar assets used in connection with the Business, including leasehold interests therein;

                 (j) Cash, cash equivalents, accounts receivable, goodwill, claims, causes of action and choses in action relating to the Subject Assets and the Business;


                 (k) All right, title, and interest of Santa Fe in and to the stock certificates, partnership interests, contract rights, and other intangible interests described in Exhibit F;


                 (l) All of Santa Fe's right, title, and interest in and to any patents, trade secrets, copyrights, or other intellectual property rights that relate solely to the Subject Assets; and



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                 (m)      All rights, benefits, privileges and appurtenances
         pertaining to any of the foregoing;

         less and except, however, the Excluded Assets.

                 "Title Policy" is defined in Section 3.1.

                 "Uninsured Retentions" is defined in Section 3.11(f).


                                   ARTICLE 2

                 CONTRIBUTION AND CONVEYANCE OF SUBJECT ASSETS
                                  TO MONTEREY

                 2.1 Contribution and Conveyance of Subject Assets. Santa Fe hereby grants, conveys, assigns, transfers, contributes, and delivers unto Monterey, its successors and assigns, forever, all of its right, title, and interest in and to the Subject Assets, subject, however, to the terms and conditions stated in this Agreement.

                 TO HAVE AND TO HOLD the above described interests in the Subject Assets unto Monterey, its successors and assigns, forever, subject, however, to the terms and conditions stated in this Agreement.

                 2.2 Assumption of Certain Liabilities by Monterey. Monterey hereby assumes and agrees to pay, perform, and discharge the Assumed Liabilities, to the full extent that Santa Fe has been or would be obligated to pay, perform, and discharge the Assumed Liabilities.


                 2.3 Reservation of Production Payment. Santa Fe hereby reserves and retains unto Santa Fe, its successors and assigns, as a production payment, a variable undivided interest in and to certain of the Subject Assets, as more particularly provided in the Reservation of Production Payment Interest attached hereto as Exhibit I.


                                   ARTICLE 3

                                OTHER PROVISIONS

                 3.1 Real Property Covered by Title Policies. With respect to any Subject Asset that (a) constitutes real property or an interest in real property, and (b) is covered by a policy of title insurance that is in favor of, or otherwise provides protection in its capacity as owner to, Santa Fe (a "Title Policy"), the following provisions shall apply:



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                 (i)      Santa Fe binds itself and its successors and assigns
         to warrant and forever defend all and singular such Subject Asset to Monterey, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof; subject, however, to the matters set forth in paragraph (ii) below.

                 (ii) The contribution and conveyance of such Subject Asset made by Section 2.1 is made expressly subject to (A) those matters excluded or excepted from coverage under the applicable Title Policy and (B) all recorded and unrecorded liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting such Subject Asset that have accrued or arisen since the effective date of the applicable Title Policy.

                 (iii) The sole remedy for breach of the warranty contained in this Section 3.1 shall be recovery of damages limited to the amount, if any, recovered by Monterey or Santa Fe under the applicable Title Policy.

                 (iv) Monterey hereby expressly waives and disclaims any remedies and damages, other than those provided for in paragraph (iii) above, that may be available under applicable law for breach of the warranty contained in this Section 3.1, including, without limitation, consequential damages, incidental damages, punitive damages, attorneys fees, and court costs.

                 (v) Santa Fe and Monterey acknowledge that the warranty contained in this Section 3.1 would not have been granted had Santa Fe not also been able to limit the remedies available for breach of the warranty. Santa Fe and Monterey therefore adopt the following procedure for ensuring that their mutual intent with regard to such warranty be respected. If a court having jurisdiction over a Subject Asset subject to this Section 3.1 should determine that the limitation and waiver of remedies provided for herein are, under applicable law with respect to such Subject Asset, unenforceable, then (A) the warranty provided for in this Section 3.1 shall automatically be waived, negated, and disclaimed for such Subject Asset; (B) such Subject Asset shall automatically be deemed to have been conveyed to Monterey subject to the matters set forth in Section 3.2 and in the manner described in Section 3.3; and (C) Monterey shall execute and deliver or cause to be delivered such instruments as may be necessary to evidence the effect of this paragraph (v).

                 3.2 Encumbrances. Except as provided in Section 3.1, the contributions and conveyances made by Section 2.1 are made expressly subject to all recorded and unrecorded liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Subject Assets.



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                 3.3      Disclaimer of Warranties; Subrogation.

                 (a) No Warranty of Title. Except as provided in Section 3.1, the contributions and conveyances made by Section 2.1 are made without warranty of title, express, implied or statutory, and without recourse even as to the return of the purchase price, but with full substitution and subrogation of Monterey, and all persons claiming by, through and under Monterey, to the extent assignable, in and to all covenants and warranties by Santa Fe's predecessors in title and with full subrogation of all rights accruing under the statutes of limitation or prescription under the laws of various states in which the Subject Assets are located and all rights of actions of warranty against all former owners of the Subject Assets.

                 (b) Disclaimer. Monterey and Santa Fe agree that, to the extent required by applicable law to be operative, the disclaimers of certain warranties contained in this paragraph are "conspicuous" disclaimers for the purposes of any applicable law, rule, or order. Except as provided in Section 3.1, the Subject Assets are assigned to Monterey without recourse (even as to the return of the purchase price), covenant or warranty of any kind, express, implied, or statutory. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SANTA FE HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE SUBJECT ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OR (B) ANY INFRINGEMENT BY SANTA FE OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; IT BEING THE INTENTION OF SANTA FE AND MONTEREY THAT THE SUBJECT ASSETS ARE TO BE CONVEYED IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

                 (c) No Implied Warranties. Any covenants implied by statute or law by the use of the words "grant", "convey", "assign", "transfer", "contribute", or "deliver", or any other words used in this Agreement (except those in Section 3.1), are hereby expressly disclaimed, waived, and negated.

                 3.4      Indemnification.


                 (a) Monterey's Indemnity. MONTEREY AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS SANTA FE AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AND REPRESENTATIVES (COLLECTIVELY, "SANTA FE GROUP") FROM AND AGAINST ALL CLAIMS, COSTS, EXPENSES, LIABILITIES (INCLUDING ATTORNEYS' FEES COURT COSTS, AND OTHER COSTS OF SUIT), LOSSES, DAMAGES, PENALTIES, AND FINES RELATING TO OR ARISING OUT OF THE SUBJECT ASSETS OR THE ASSUMED LIABILITIES, WHETHER ATTRIBUTABLE TO




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PERIODS BEFORE OR AFTER THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO
THE SOLE, JOINT, AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SANTA FE, ITS PREDECESSORS, AND ITS AND THEIR EMPLOYEES,
REPRESENTATIVES, OFFICERS, OR DIRECTORS.


                 (b) Santa Fe's Indemnity. SANTA FE AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS MONTEREY AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AND REPRESENTATIVES FROM AND AGAINST ALL CLAIMS, COSTS, EXPENSES, LIABILITIES (INCLUDING ATTORNEYS' FEES, COURT COSTS, AND OTHER COSTS OF SUIT), LOSSES, DAMAGES, PENALTIES, AND FINES RELATING TO OR ARISING OUT OF THE EXCLUDED ASSETS, THE RETAINED LIABILITIES, OR THE SANTA FE LIABILITIES, WHETHER ATTRIBUTABLE TO PERIODS BEFORE OR AFTER THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE SOLE, JOINT, AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF MONTEREY AND ITS EMPLOYEES, REPRESENTATIVES, OFFICERS, OR DIRECTORS.

                 3.5 Restrictions on Conveyance. Santa Fe and Monterey acknowledge that (a) there may exist certain prohibitions against the conveyance or assignment of certain of the Subject Assets without the consent of third parties (including governmental agencies); and (b) certain of the Subject Assets may be incapable of being conveyed or assigned to Monterey prior to the execution, acknowledgment, and/or delivery of Specific Conveyances.
Both types of impediments to conveyance or assignment are referred to herein as a "Restriction." Any provisions of this Agreement to the contrary notwithstanding, the following provisions shall apply to all Subject Assets burdened by a Restriction:

                 (i) The conveyance or assignment to Monterey shall not become effective unless and until such time as the Restriction is satisfied.

                 (ii) Santa Fe and Monterey shall each use their reasonable efforts to cause the Restriction to be satisfied.

                 (iii) When and if the Restriction is satisfied, the conveyance or assignment to Monterey shall become automatically effective as to such Subject Asset as of the date of this Agreement.

                 (iv) If (A) any of the Subject Assets burdened by a Restriction constitutes real property or an interest in real property, and (B) such Restriction is not satisfied within the Perpetuities Period, then the conveyance or assignment to Monterey of such Subject Asset shall be null and void.




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                 3.6      Further Assurances.  Without further consideration,
Santa Fe and Monterey agree to take all such further actions and execute, acknowledge, and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. So long as not prohibited by applicable laws so to do:

                 (a) Santa Fe agrees to execute, acknowledge, and deliver to Monterey and, if applicable, record in the official property records of the applicable jurisdiction, all such additional deeds, conveyances, assignments, bills of sale, motor vehicle titles, and other documents (the "Specific Conveyances"), and to do all such further acts and things as may be necessary more fully and effectively to grant, convey, assign, transfer, contribute, and deliver to Monterey the interests in the Subject Assets contributed and conveyed by this Agreement or intended so to be. The Specific Conveyances (i) shall evidence and perfect the conveyance made by this Agreement and shall not constitute any additional conveyance of the Subject Assets or interests therein; (ii) are not intended to modify, and shall not modify, any of the terms, covenants and conditions herein set forth; and (iii) are not intended to create and shall not create any additional covenants or warranties of or by Santa Fe to Monterey. To the extent that the Specific Conveyances purport to create any additional covenants or warranties, Monterey hereby expressly waives such additional covenants or warranties.

                 (b) Santa Fe agrees to execute, acknowledge, and deliver to Monterey and, if applicable, record in the official property records of the applicable jurisdiction, substantially all of the Specific Conveyances within 120 days after the date of this Agreement.

                 (c) Santa Fe represents to Monterey that all Specific Conveyances for Subject Assets that constitute real property or interests in real property shall conform as to form in all material respects with all applicable laws of the states in which such Subject Assets are located governing the conveyance of such assets, including all applicable recording, filing and registration laws and regulations.

                 (d) Monterey agrees to execute and deliver or cause to be delivered such other instruments as may be reasonably required to assume and take responsibility more effectively for the Assumed Liabilities and the other obligations and liabilities that Monterey has assumed or undertaken pursuant to this Agreement.


                 3.7 Assets Intended to be Conveyed. Santa Fe and Monterey acknowledge that the assets intended to be conveyed by this Agreement are all of the assets and properties held by the Western Division of Santa Fe in the Business Area or used or held for use by Santa Fe solely to conduct the Business, on the Effective Date, other than the Excluded Assets. If this Agreement erroneously fails to convey all such assets and properties, or erroneously conveys an asset other than such assets or properties, Santa Fe and Monterey shall execute such corrective documents and take such other actions as are necessary to correct the error.





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                 3.8      Property Taxes and Transfer Fees.  All (i) sales,
use, recording, and other similar property transfer fees and charges incurred in transferring the Subject Assets to Monterey and (ii) ad valorem and property taxes for the Subject Assets shall be the responsibility of and paid by Monterey.


                 3.9      Finance Matters.

                 (a) Cash Management. Monterey will establish its own cash management system which is to be separate and distinct from the cash management system maintained by Santa Fe, and such system will be operational prior to or shortly after the Effective Date. Santa Fe further acknowledges and agrees that after Monterey's cash management system is established and operational, Santa Fe shall transfer to Monterey all funds, if any, in Santa Fe's cash management system attributable to the Subject Assets or the Business, which transfer shall be effected by wire transfer of immediately available funds to such account as Monterey may designate. Santa Fe shall transfer such funds to Monterey upon notification from Monterey that its cash management system is operational together with wire transfer instructions. Any funds received in Santa Fe's cash management system subsequent to such transfer that are attributable to the Business shall be promptly (but in no event more than 30 days after receipt) delivered to Monterey by Santa Fe, and any funds received in Monterey's cash management system subsequent to such transfer that are attributable to Santa Fe or its other subsidiaries shall be promptly (but in no event more than 30 days after receipt) delivered to Santa Fe by Monterey. The Parties shall make appropriate adjustments for late deposits, checks returned for not sufficient funds and other post-Effective Date transactions that occur after the transfer as shall be reasonable under the circumstances consistent with the purpose and intent of this Agreement.

                 (b) Settlement of Intercompany Accounts. The Parties agree that the net balance of all intercompany accounts owed by Santa Fe to Monterey, or owed by Monterey to Santa Fe, in each case as of the Effective Date, shall be paid by Santa Fe or Monterey, as appropriate, as promptly as reasonably practicable after the Effective Date (but in no event more than 30 days after receipt). All transactions contemplated in this Section 3.9 shall be subject to audit by the Parties, and any dispute with respect to any such transactions thereunder shall be resolved by Price Waterhouse LLP (or another nationally recognized accounting firm acceptable to the Parties) whose decision shall be final and nonappealable.

                 3.11     Insurance Matters.

                 (a) Existing Surety Bonds. Santa Fe shall continue to maintain, and not to cancel, those surety and indemnity bonds currently maintained by or for the benefit of the Subject Assets until the earlier of (i) the expiration or renewal date therefor next following the IPO Date or (ii) one year after the IPO Date. Santa Fe shall give Monterey at least 15 days' advance notice of the expiration or renewal of each such surety and indemnity bond. If Monterey decides not to renew any bond, Monterey agrees to provide appropriate documentation to Santa Fe to allow Santa Fe to cancel

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such bonds.  Monterrey shall indemnify and hold harmless Santa Fe from and against any expense or loss incurred by Santa Fe after the IPO Date as a result of maintaining such surety bonds. After the IPO Date, Monterey shall be responsible for obtaining its own surety and indemnity bonds as may be necessary for its operations, subject to the preceding sentences with respect to existing bonds. Santa Fe shall have the right at any time or from time to time, in Santa Fe's sole discretion, to require that Monterey provide collateral security in favor of Santa Fe of the same kind that any surety providing a bond or indemnity agreement for the benefit of Monterey advised Santa Fe it will or might require under any applicable indemnity agreement or bond.

                 (b) Policies and Rights Prior to Spin-Off. Prior to the Spin-Off Date, Monterey shall be entitled to any and all rights of an insured party under each of the Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages, and expenses incurred or claimed to have been incurred prior to the Spin-Off Date (to the extent covered) by any party in connection with the conduct of the Business. Nothing in this clause shall be deemed to constitute (or to reflect) the assignment of the Policies, or any of them, to Monterey. From and after the Spin-Off Date (or earlier upon mutual agreement), Monterey agrees that it shall be responsible for obtaining and maintaining, on such terms as Monterey determines to be appropriate, insurance policies for injuries, claims, liabilities, losses, costs, and expenses arising with respect to occurrences after the Spin-Off Date.


                 (c) Administration and Costs. Santa Fe shall be responsible for (i) the Insurance Administration of the Policies, (ii) the processing and management of claims under the Policies, and (iii) the collection and distribution of Insurance Proceeds under the Policies, except, in each case, as provided in Section 3.11(d) below. Monterey shall be required to give notice of any claim or potential claim to Santa Fe in sufficient time for Santa Fe to notify the insurance carrier of the Policy. For the period prior to the Spin-Off Date, Monterey shall pay Santa Fe the portion of the cost of the Policies that is properly allocable to the Assumed Liabilities and the Subject Assets. Monterey shall pay such amounts within 15 days of receiving Santa Fe's invoice.



                 (d) Claims After the Spin-Off Date. The Policies will automatically cease and terminate with respect to the Business on the Spin-Off Date for any occurrences after the Spin-Off Date. For each Insured Claim asserted or arising after the Spin-Off Date that relates to occurrences prior to the Spin-Off Date in connection with the Business, Santa Fe shall at the time such claim is asserted be deemed to transfer, without need of further documentation, to Monterey any and all rights of an insured party under the applicable Policy with respect to such Insured Claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer. The preceding sentence shall not, however, be deemed to constitute (or to reflect) the assignment of any of the Policies to Monterey. Monterey shall have the right to assert a claim under a Policy relating to an occurrence prior to the Spin-Off Date in accordance with the terms of such Policy. Santa Fe agrees not to amend, cancel, or terminate any Policy in a manner that materially and adversely affects Monterey's right to assert a claim thereunder that relates to an occurrence prior to the Spin-Off Date. Additionally, after the Spin-Off Date, Santa Fe shall, to the extent reasonably practicable, assist Monterey in the recovery of any amounts to which Monterey is validly entitled under any of the Policies on account of Insured Claims. Notwithstanding the foregoing, Santa Fe does not assume any liability and shall not incur any liability to Monterey or its affiliates in agreeing to transfer its rights under any Policy or to provide such action or assistance and shall promptly be advanced, or reimbursed, if applicable, for all reasonable costs and expenses incurred after the Spin-Off Date in transferring such rights or in providing such action or assistance requested by Monterey ("Assistance Costs"). Assistance Costs include employee salaries and out-of-pocket expenses, attorneys' fees, adjustor fees, surveyor fees, brokerage fees, travel expenses, communication expenses and other similar costs and expenses incurred.



                 (e) Insurance Application to Assumed Liabilities. If and to the extent Santa Fe receives Insurance Proceeds that relate to Assumed Liabilities asserted against any member of the Santa Fe Group, Santa Fe may directly apply such Insurance Proceeds to such Assumed Liabilities without distribution to Monterey. If and to the extent Santa Fe is paid by, or reimbursed from, the Policies for such Assumed Liabilities, Monterey shall be relieved of its indemnification obligations that would otherwise apply under Sections 3.4(a) for such Assumed Liabilities, provided, that, this subsection
(e) shall not apply to any amounts attributable to Uninsured Retentions or Assistance Costs for which Monterey shall remain obligated to pay in full.



                 (f) Uninsured Retentions. Monterey recognizes that the Policies are subject to various deductibles, self-insured retentions, retentions under retrospective premium rating plans and similar charges, which may not be reinsured by or collectible from commercial insurance markets. All amounts incurred or payable by Santa Fe or its affiliates, attributable to such deductibles, retentions, plans or non-reinsured or non-collectible insurance, after giving effect to maximum premium provisions and stop loss provisions on a first come first served basis ("Uninsured Retentions") shall not be considered as insured losses or claims, or insurance proceeds, within the meaning of this Agreement and notwithstanding anything to the contrary shall be and remain the obligation of Monterey to the extent arising out of the Subject Assets or the Assumed Liabilities. Monterey shall reimburse Santa Fe for all amounts incurred or paid by Santa Fe or its affiliates for such Uninsured Retentions to the extent arising out of Assumed Liabilities.


                 3.12 Delivery of Release. At the closing of the initial public offering of Monterey, Monterey shall execute and deliver to Santa Fe a release (in a form acceptable to Santa Fe) that releases any and all rights Monterey may have to seek contribution or reimbursement for amounts borrowed by Santa Fe under the $75 million Credit Facility between Santa Fe and Monterey, as borrowers, and The Chase Manhattan Bank, as agent for the lenders that are parties to the Credit Facility.


                 3.13 Transaction Costs. Monterey shall pay and reimburse Santa Fe for all out-of-pocket costs and expenses incurred by Santa Fe in connection with the conveyance of the Subject Assets to Monterey, the initial public offering of Monterey, and the Spin-Off, including those incurred for (i) the consent solicitation of the holders of Santa Fe's 11% Senior Subordinated Debentures due 2004 in connection with certain amendments to such debentures,
(ii) the exchange of the Series G Notes for the New Credit Facility, and (iii) pursuit by Santa Fe of a ruling from the Internal Revenue Service regarding the tax-free nature of the Spin-Off, including, in each case, all legal, accounting, printing, underwriting, engraving, consulting, and other third party charges and expenses.




                 3.14     Olinda Property.



                 (a) Purchase and Sale Agreement. Santa Fe is a party to that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions with CWC, Inc., a California corporation, dba SUNCAL COMPANIES, dated August 19, 1996 (the "Purchase and Sale Agreement"), pursuant to which SUNCAL agreed to buy and Santa Fe agreed to sell certain real property and other rights and interests in Orange County, California (the "Property") as more particularly described in the Olinda Purchase Agreement.



                 (b)      Transfer of Notes to Monterey. If the Close of
Escrow (as defined in the Olinda Purchase Agreement) occurs on or before August 1, 1997, Monterey shall purchase, and Santa Fe shall sell, any promissory notes given by the buyer of the Property ("Buyer") as consideration for purchase of the Property (collectively, the "Notes") along with all liens, security interests, and other rights securing repayment of the Notes by Buyer (collectively, the "Property Liens"), for a purchase price equal to aggregate face value of the Notes (the "Note Purchase Price") if the total face value of the Notes does not exceed $10,000,000. The closing of the purchas and sale of the Notes shall occur in the offices of Santa Fe within 10 business days of the date of the Closing of Escrow. At the closing, Monterey shall wire transfer the Note Purchase Price to Santa Fe in immediately available funds and assume all obligations in connection with the Olinda Property and the Notes, the Property Liens and Santa Fe's remaining rights under the Olinda Purchase Agreement shall be assigned to Monterey without any warranties or representations by Santa Fe. On and after such closing, the defined term "Subject Assets" shall be deemed to exclude, the Olinda Property for all purposes under this Agreement.




                 (c) Transfer of Property to Monterey. If the Close of Escrow fails to occur on or before August 1, 1997, Monterey shall purchase, and Santa Fe shall sell, the Property for a purchase price of $23,000,000 (the "Property Purchase Price") on the terms provided in this Agreement. The closing of the purchase and sale of the Property shall occur in the offices of Santa Fe on or before August 15, 1997. At the closing, Monterey shall wire transfer the Property Purchase Price to Santa Fe in immediately available funds and the Property shall be conveyed and transferred to Monterey by a Specific Conveyance as provided herein and Santa Fe's remaining rights under the Olinda Purchase Agreement shall be assigned to Monterrey. On and after such closing, the defined term "Subject Assets" shall be deemed to include, and the defined term "Excluded Assets" shall be deemed to exclude the Olinda Property for all purposes under this Agreement.

                 3.15 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any benefits, rights, or remedies.



                 3.16 Articles, Sections and Exhibits. Except to the extent otherwise stated in this Agreement, references to "Articles" and "Sections" are to Articles and Sections of this Agreement, and references to "Exhibits" are to Exhibits attached to this Agreement, which are made parts hereof for all purposes.



                 3.17 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT MIGHT REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.



                 3.18 Deed; Bill of Sale; Assignment. To the extent required by applicable law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Subject Assets.



                 3.19 Construction of Agreement. In construing this Agreement, the following principles shall be followed:


                 (i) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

                 (ii) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

                 (iii) the word "includes" and its syntactical variants means "includes, but is not limited to" and corresponding syntactical variant expressions;

                 (iv) a defined term has its defined meaning throughout this Agreement and the exhibits, regardless of whether it appears before or after the place in this Agreement or the exhibits where it is defined;

                 (v) the plural shall be deemed to include the singular, and vice versa; and

                 (vi) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

                 3.20 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.



                 3.21 Survival. This Agreement shall survive the execution and delivery of the Specific Conveyances.



                 3.22 Integrated Agreement. This Agreement is the final, complete, and exclusive expression of the agreements of the Parties with respect to the matters covered by this Agreement.



                 3.23 Severability. If any provision of this Agreement is held to be unenforceable or invalid, the remaining provisions of this Agreement shall remain in full force and effect.

                 EXECUTED by the Parties as of the Effective Date.

                                        Santa Fe:

                                        SANTA FE ENERGY RESOURCES, INC.


                                        By:
                                           -----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------


                                        Monterey:

                                        MONTEREY RESOURCES, INC.


                                        By:
                                            ----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------

LIST OF EXHIBITS

Exhibit A        -        Assumed Liabilities

Exhibit B        -        Businesses

Exhibit C        -        Excluded Assets


Exhibit D        -        Surface Interests, Leasehold Interests, Mineral

                          Interests, and Other Rights and Interests

Exhibit E        -        Contracts



Exhibit F        -        Certain Intangible Property Rights



Exhibit G        -        Insurance Policies



Exhibit H        -        Retained Liabilities



Exhibit I        -        Reservation of Production-Payment Interest

                                   Exhibit A



                              ASSUMED LIABILITIES




1. Series E Notes. Series E 10.23% Senior Notes due March 31, 1997 in the principal amount of $35,000,000 issued by Santa Fe Energy Resources, Inc. pursuant to the Note Agreement dated as of March 31, 1990 among Santa Fe Energy Resources, Inc. and the purchasers party thereto (as amended, the "Note Agreement")



2. Series F Notes. Series F 10.23% Senior Notes due March 31, 1998 in the principal amount of $35,000,000 issued by Santa Fe Energy Resources, Inc. pursuant to the Note Agreement.



3. Series G Notes. Series G 10.61% Senior Notes due March 31, 2005 in the principal amount of $175,000,000 issued by Santa Fe Energy Resources, Inc. pursuant to the Note Agreement.



4. New Credit Facility. Repayment of the $16 million borrowed by Santa Fe under the $75 million Credit Facility between Santa Fe Energy Resources, Inc. and Monterey Resources, Inc., as borrowers, and The Chase Manhattan Bank, as agent for the lenders that are parties to the Credit Facility.



5. New Note Agreement. All obligations and liabilities of Santa Fe under that certain Note Agreement among Monterey Resources, Inc., and the purchasers party thereto pursuant to which Monterey Resources, Inc. issued its 10.61% Senior Notes due March 31, 2005 in the principal amount of $175,000,000.



6. Advisor's Fee. All amounts that become due by Santa Fe to Petrie Parkman & Co., Inc. and Chase Securities Inc. under paragraphs 3 and 4 of that certain letter agreement, dated June 13, 1996, among Petrie Parkman & Co., Inc., Chase Securities Inc., and Santa Fe Energy Resources, Inc.

7. Litigation. All liabilities and obligations of the Santa Fe Group in connection with the following lawsuits, claims, proceedings, actions, and disputes:



         (a)            Litigation                                              Case No.
                        ----------                                              --------
                i.      Insured cases

                        1. Brock, Jan                                           228972 SPC
                        2. Bullard, Curtis vs. SFER, Enron, Kelt & Geo Pet.     BC 133530
                        3. Johnson, Chancy                                      SPC 231573
                        4. Torgerson Leonard & Bonnie; Knapp, Palmer            BC 153847
                           vs. SFEOP, SFPEC, Kelt, Geo & Marmac


                ii.     Uninsured cases.

                        1. Abulo, Fufo, et al. vs. Chevron et al.               BC 112185
                        2. Arviso et al vs. "21" International Holdings         BC 142247
                           (includes SFER)


         (b)    Environmental Matters

                        1. EPC Eastside Landfill                                CD-WU9508-06
                        2. National Railroad vs. BPI Int'l (Petro Lewis)        94-261 WMB
                        3. Operating Industries, Inc. (OII)                     CD-WU9508-07
                        4. Santa Fe Springs Waste Disposal, Inc.                CD-WU9508-08


         (c)    Disputes and other claims

                        1. California Steam Service                             D-WU9508-03
                        2. Robinson Living Trust                                D-WU9508-04



8. Retirement Plan for Hourly-Rated Employees. All liabilities and obligations of Santa Fe under and pursuant to that certain Santa Fe Energy Resources, Inc. Retirement Plan for Hourly-Rated Employees, which plan is maintained pursuant to that certain collective bargaining agreement dated as of February 1, 1996 (the "Union Contract") between The Oil, Chemical and Atomic Workers International Union/AFL-CIO ("OCAW") and Santa Fe Energy Resources, Inc.



9. Defined Contribution Plan for Hourly-Rated Employees. All liabilities and obligations of Santa Fe under and pursuant to that certain Santa Fe Energy Resources, Inc. Defined Contribution Plan for Hourly-Rated Employees, which plan is maintained pursuant to the Union Contract between OCAW and Santa Fe Energy Resources, Inc.

                                   Exhibit B



                                   BUSINESSES




1. Predecessors of Santa Fe. The businesses and operations conducted in the Business Area by the following companies:



         o        Chanslor - Canfield Midway Oil Company, Inc.



         o        Chanslor - Western Oil and Development Company, Inc.



         o        Santa Fe Energy Company



         o        Santa Fe Natural Resources, Inc.



         o        Santa Fe Energy Operating Partners, L.P.



         o        Santa Fe Energy Partners, L.P.



         o        Santa Fe Pacific Exploration Company



         o        Bravo Oil Company



         o        Coline Gasoline Corporation



         o        The Los Angeles Corporation



2. Other Businesses. The following businesses and operations conducted in the Business Area by Santa Fe or its predecessors:



         o        oil, gas, and other minerals exploration and development



         o        oil and gas marketing, storage and transportation



         o        real estate management and development



         o        electrical power generation

                                   Exhibit C



                                EXCLUDED ASSETS




                          [Attached behind this page.]

                                   Exhibit D



           SURFACE INTERESTS, LEASEHOLD INTERESTS, MINERAL INTERESTS,
                         AND OTHER RIGHTS AND INTERESTS





                          [Attached behind this page.]

                                   Exhibit E



                                   CONTRACTS



                          [Attached behind this page.]

                                   Exhibit F



                       CERTAIN INTANGIBLE PROPERTY RIGHTS







         1.       NuCure, Inc.

                  1,739 shares of common stock of NuCure, Inc., a Delaware corporation, certificate No. 54, par value $0.01.



         2.       Coalition Undertaking Remedial Efforts, Inc.

                  1,339 shares Coalition Undertaking Remedial Efforts, Inc., a Delaware corporation, certificate No. 19, par value $0.01.



         3.       South Belridge Limited Partnership.

                  Santa Fe's general partnership interest in the South Belridge Limited Partnership, a Texas limited partnership, formed under Agreement of Limited Partnership dated October 31, 1990.

                                   Exhibit G



                               INSURANCE POLICIES




                          [Attached behind this page.]

                                   Exhibit H



                              RETAINED LIABILITIES




1. Retirement Plan. All liabilities and obligations under the Santa Fe Retirement Income Plan that, as of the Spin-Off Date, are attributable to those participants in the plan who are employees of Monterey.



2. Supplement Plan. All liabilities and obligations under the Santa Fe Energy Resources, Inc. Supplemental Retirement Plan that, as of the Spin-Off Date, are attributable to those participants in such plans who are employees of Monterey.



3. Other Post-Employment Benefits. All liabilities and obligations for other post-retirement benefits other than pensions attributable to employees of Monterey who retire prior to the Spin-Off Date.



4. Tax Indemnity Agreement. All liabilities and obligations of Santa Fe under the certain First Amended and Restated Spin-Off Tax Indemnification Agreement, dated November 26, 1990, between Santa Fe Energy Resources, Inc. and Santa Fe Pacific Corporation.

                                  Exhibit I



                 RESERVATION OF PRODUCTIONS--PAYMENT INTEREST



                         [Attached behind this page.]

                                   Exhibit I

                   RESERVATION OF PRODUCTION PAYMENT INTEREST
                            KERN COUNTY, CALIFORNIA

       This Reservation of Production Payment Interest (this "Reservation") sets forth the terms and conditions of the production payment reserved and retained by Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), in that certain Conveyance and Contribution Agreement, dated effective as of the IPO Date (as defined therein), from Santa Fe to Monterey Resources, Inc., a Delaware corporation ("Monterey), to which this Reservation is attached as Exhibit I.

                                  Reservation

       Effective at 7:00 a.m., Pacific Time, as of the IPO Date (the "Effective Time"), Santa Fe hereby RESERVES AND RETAINS, as a production payment, a variable undivided percentage interest (the "Production Payment Percentage," as hereinafter determined) in and to the Subject Interests and the Subject Hydrocarbons as shall be required to cause Santa Fe to receive certain dollar sums each month, as hereinafter provided, until the end of the Production Payment Period (as hereinafter defined), subject to the provisions of this Reservation (the "Production Payment Interest").

                                   ARTICLE 1

                                 DEFINED TERMS

    In this Reservation, the following capitalized terms have the following meanings:

       1.1 "Action" means an action, arbitration, demand, inquiry, investigation, suit, or other proceeding by or before (a) a court, agency, or commission of Government; (b) an arbitrator or arbitral panel; or (c) any other Person with authority to hear and decide such matters.




                                     Reservation of Production Payment Interest

       1.2 "Affiliate" means, for a Person, another Person that (directly or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with that Person. For purposes of this definition, "control" refers to (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting shares of another Person or (b) the power to direct the policies or management of another Person, whether through control of voting shares, by contract, or otherwise.

       1.3 "Agreed Rate" means a rate of interest equal to eight percent (8%) per annum, compounded monthly.

       1.4 "Applicable Law" means a Governmental law, statute, ordinance, decree, requirement, order, judgment, rule, regulation, standard, determination, license, or permit that governs or affects the Person, property, or activity in question at the time in question, including federal laws that govern ownership and operation of oil and gas leases, and the orders and regulations of the Minerals Management Service, United States Department of the Interior.

       1.5    "Barrel" means 42 U.S. gallons.

       1.6    "Btu" means British thermal unit.

       1.7    "Costs and Risks of Operating the Subject Property" is defined in
Section 5.2.

       1.8    "Demand" means an adverse demand or a threatened Action.

       1.9    "Designated Event" is defined in Section 6.1.

       1.10   "Effective Time" is defined in the Reservation Clause.

       1.11 "Encumbrance" means a mortgage, lien, unpaid debt for which a statutory lien may be asserted if the debt becomes delinquent, security interest, pledge, charge, or other encumbrance.

       1.12 "Equipment and Facilities" means wellheads, tanks, gathering lines, fixtures, equipment, tangible personal property, goods, facilities, supplies, inventory, fixtures, and improvements located





                                     Reservation of Production Payment Interest
on the Subject Property or used or held for use for the production, gathering, treatment, processing, storage, disposal, or transportation on or from the Subject Property of Hydrocarbons, water, or other substances produced with them, including all accessions, additions, and attachments to other Equipment and Facilities.

       1.13 "Government" means an agency, board, bureau, commission, court, department, government, or instrumentality of (a) the United States of America;
(b) a state, commonwealth, territory, Indian tribe, or possession of the United States of America; or (c) a county, parish, municipality, district, or other governmental subdivision or entity of, or in, a state of the United States of America.

       1.14 "Hydrocarbons" means natural gas, oil, condensate, natural gas liquids, and other liquid and gaseous hydrocarbons produced from or allocated to the Subject Property.

       1.15   "Lands" is defined as part of the definition of "Subject
Property."

       1.16 "MMBtu" means one million British thermal units (1,000,000 Btu) and refers to the heating value of a quantity of natural gas.

       1.17 "Monterey" is defined in the first grammatical paragraph of this Reservation. The term includes Monterey's successors and assigns.

       1.18 "Monterey's Make-Up Production" means, for the Subject Interests, Hydrocarbons in excess of the quantity that Monterey is otherwise entitled to produce and take during a Production Month, but that Monterey (or an Affiliate of Monterey) lawfully produces and takes under a gas-balancing agreement, unit agreement, or other similar contract (or under a statute or common-law principle with a similar effect) to recover prior Third-Party Overproduction.

       1.19 "Monterey's Nonconsent Production" means, for the Subject Interests, Hydrocarbons that are relinquished to Monterey (or an Affiliate of Monterey) by another Person during a





                                     Reservation of Production Payment Interest

Production Month, and are produced and taken by Monterey (or an Affiliate of Monterey) under an operating agreement or other similar contract that provides for the relinquishment of Hydrocarbons by Persons who elect not to participate in a proposed operation or expenditure to Persons who do elect to participate in the operation or expenditure.

       1.20 "Monterey's Overproduction" means, for the Subject Interests, Hydrocarbons in excess of the quantity that Monterey is otherwise entitled to take during a Production Month, but that Monterey (or an Affiliate of Monterey) lawfully produces and takes under a gas-balancing agreement, unit agreement, or other similar contract that is a Permitted Encumbrance (or under a statute or common-law principle with a similar effect) as overproduction subject to being recovered by another Person as Third-Party Make-Up Production.

       1.21 "Net Revenue Interest" means, for the Subject Property, Monterey's interest (expressed as a fraction or percentage) in and to the Hydrocarbons in and under, and that may be produced and saved from or allocated to the Subject Property net of Production Burdens that burden the Subject Property.

       1.22 To "Operate" the Subject Property (or other property) means to perform operations necessary or useful to the ownership, maintenance, and operation of the Subject Property (or other property) (or to cause them to be performed), including (a) exploring and developing the Subject Property; (b) drilling, testing, completing, equipping, and operating Wells on the Subject Property; (c) installing, operating, maintaining, repairing, and replacing Equipment and Facilities on or for the Subject Property; and (d) producing, gathering, handling, treating, dehydrating, processing, storing, transporting, and marketing Subject Hydrocarbons. "Operations" refers to such ownership and





                                     Reservation of Production Payment Interest
operations. When "operate" and "operations" are not capitalized, they shall have their natural and ordinary meanings.

              1.23   "Party" means Monterey or Santa Fe.

              1.24 "Permitted Encumbrance" means, for the Subject Property, the following:

              (a)   the Production Payment Interest;

              (b) a contract, or other instrument or agreement described in Exhibit A, insofar as it covers and affects the Subject Property;

              (c) a division order terminable without penalty on no more than thirty (30) days' notice, so long as the Net Revenue Interest reflected in the division order is consistent with the Net Revenue Interest stated in Exhibit A;

              (d) an Encumbrance under an operating agreement, or another contract that is of a type and nature customary in the oil and gas industry and that, if entered into after the Effective Time, is expressly subject and inferior to this Reservation, to secure payment of an amount that is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business;

              (e) an Encumbrance under Applicable Law to secure a payment to a mechanic, materialman, employee, contractor, or other Person that is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business;

              (f) an Encumbrance under Applicable Law to secure Taxes that are not delinquent or, if delinquent, are being contested in good faith in the ordinary course of business;

              (g) a surface or subsurface easement, right-of-way, servitude, permit, lease, restriction, or other similar right or impediment that does not interfere materially with the operation, value, or use of the Subject Interest;

              (h)   an Encumbrance that Santa Fe consents to in writing; and

              (i) a right reserved to or vested in a Government to control or regulate a property in any manner, and each Applicable Law;

all to the extent, and only to the extent, that the Permitted Encumbrance is otherwise enforceable against Monterey or the Subject Property, without recognizing, expressly or by implication, any right





                                     Reservation of Production Payment Interest
or interest of, or the priority of any lien or security interest that secures, any Third Party that such Third Party does not otherwise lawfully possess or enjoy.

       1.25 "Person" means a natural person, corporation, partnership, trust, estate, joint stock company, association, or other legal person or entity.

       1.26   "Primary Sum" is defined in Section 3.3(a).

       1.27 "Production Burden" means a royalty interest, overriding royalty interest, production payment interest, net profits interest, or other similar interest that burdens, is measured by, or is payable out of the production of Hydrocarbons, the value of Hydrocarbons, or proceeds of the sale or other disposition of Hydrocarbons.

       1.28 "Production Month" means a period during the Production Payment Period from 7:00 a.m., Pacific Time, on the first day of a calendar month to 7:00 a.m., Pacific Time, on the first day of the next calendar month.

       1.29 "Production Payment" means a payment made, or to be made, by Monterey to Santa Fe on account of the Production Payment Interest, as further defined in Section 2.2.

       1.30 "Production Payment Interest" means the limited-term interest (in the nature of an overriding royalty interest) reserved in this Reservation in and to the Subject Hydrocarbons and the proceeds therefrom.

       1.31 "Production Payment Percentage" means the percentage determined each Production Month under Section 2.1.

       1.32   "Production Payment Period" is defined in Section 3.3.

       1.33 "Prudent Operator" means a Person that acts (a) as a reasonably prudent operator would act in owning and operating its own property under the same or similar circumstances; (b) in a good





                                     Reservation of Production Payment Interest
                                                                         Page 6
and workmanlike manner, in accordance with good engineering practice, and in accordance with generally accepted industry practices and standards; (c) in accordance with Applicable Law; and (d) without regard to the existence, financial effect, or other effect of the Production Payment Interest.

       1.34 "Reservation" is defined in the first grammatical paragraph of this Reservation.

       1.35 "Reservation Clause" means the second grammatical paragraph of this Reservation.

       1.36 "Santa Fe" is defined in the first grammatical paragraph of this Reservation. The term includes Santa Fe's successors and assigns.

       1.37   "Santa Fe Group" is defined in Section 5.3.

       1.38   "Subject Interests" means:

              (a) the undivided Working Interest and Net Revenue Interest described in Exhibit A for the Subject Property; and

              (b) all other rights, titles, and interests (of whatever kind or character) of Monterey in and to, and that may be derived from, the Subject Property, even if the size, nature, or other characteristics of the Subject Interests are incorrectly or incompletely described in Exhibit A.

"Subject Interests" includes enlargements of the Subject Interests that result at any time from reversions (for example, at "payout" under a contract), the discharge or removal of Encumbrances and Production Burdens, expiration of "nonconsent" relinquishments, and other events.

       1.39 "Subject Hydrocarbons" means the quantity of Hydrocarbons produced and saved from the Subject Property during a Production Month, as determined below:

              (a) Monterey's Working Interest Share of Hydrocarbons produced and saved from the Subject Property during the Production Month, (A) excluding Hydrocarbons lost in production and (B) excluding Hydrocarbons used by the operator, acting as a Prudent Operator, solely for production operations on or for the benefit of the Subject Property, such as Hydrocarbons so





                                     Reservation of Production Payment Interest
       used for fuel, gas injection, pressure maintenance, or recycling or repressuring operations; less

               (b) Third-Party Make-Up Production, Third-Party Nonconsent Production, and Third-Party Overproduction, but including Monterey's Make-Up Production, Monterey's Nonconsent Production, and Monterey's Overproduction.

       1.40   "Subject Property" means:

              (a)   the "Lands"--the lands described in Exhibit A; and

              (b) the "Units"--oil and gas pools, units, and communitized areas that include any Lands, including Units formed by an agency of Government, Units formed under an order, regulation, rule, approval, decision, or order of an agency of Government, and Units formed by voluntary agreement.

       1.41 "Taxes" means taxes and assessments on or against, or measured by, the value of the Subject Property, the value or volume of production from or reserves in the Subject Property, or Operations on or in connection with the Subject Property, including ad valorem taxes, property taxes, production taxes, severance taxes, pipeline taxes, excise taxes, occupation taxes, windfall profit taxes, sales and use taxes, and other similar taxes, but excluding income taxes, transfer taxes, inheritance taxes, estate taxes, franchise taxes, and other similar taxes. "Taxes" includes penalties and interest on overdue Taxes.

       1.42   "Third Party" means a Person other than a Party.

       1.43 "Third-Party Make-Up Production" means, for the Subject Interests, Hydrocarbons that Monterey is entitled to produce and take during a Production Month, but that another Person, not an Affiliate of Monterey, lawfully takes under a gas-balancing agreement, unit agreement, or other similar contract that is a Permitted Encumbrance (or under a statute or common-law principle with





                                     Reservation of Production Payment Interest
similar effect) to recover prior Monterey's Overproduction, but only if and to the extent that the prior Monterey's Overproduction either (a) existed at the Effective Time and was fully disclosed in writing to Santa Fe before the Effective Time or (b) has occurred during the Production Payment Period. Gas taken during the Production Payment Period by another Person to recover Monterey's Overproduction, if any, that occurred during the period between the Effective Time and the beginning of the Production Payment Period is not Third-Party Make-Up Production.


       1.44 "Third-Party Nonconsent Production" means, for the Subject Interests, Hydrocarbons that are lawfully relinquished by Monterey and produced and taken by another Person, not an Affiliate of Monterey, under an operating agreement or other similar contract that is a Permitted Encumbrance and that provides for the relinquishment of Hydrocarbons by Persons who elect not to participate in a proposed operation or expenditure to Persons who do elect to participate in the operation or expenditure, if and to the extent that Monterey acted as a Prudent Operator in electing not to participate in a proposed operation or expenditure.

       1.45 "Third-Party Overproduction" means, for the Subject Interests, Hydrocarbons that Monterey is entitled to produce and take during a Production Month, but does not take, and that another Person, not an Affiliate of Monterey, lawfully takes under a gas-balancing agreement, unit agreement, or other similar contract (or under a statute or common-law principle with similar effect) as overproduction subject to being recovered by Monterey as Monterey's Make-Up Production, if and to the extent that Monterey acted as Prudent Operator in permitting the overproduction to occur.

       1.46   "Unit" is defined as part of the definition of "Subject Property."

       1.47 "Well" means a gas well, oil well, condensate well, natural gas well, water source well, injection well (for injection of water, recycling of natural gas, injection of substances used in secon-



                                     Reservation of Production Payment Interest
dary and tertiary recovery operations, and injection of other substances), or other well located (in each case) on the Subject Property, whether producing, operating, shut in, or temporarily abandoned.

       1.48 "Working Interest" means, for each Subject Interest, the fractional share of the Costs and Risks of Operating the Subject Property that Monterey is at any time obligated to pay and bear.

                                   ARTICLE 2

                       THE PRODUCTION PAYMENT INTEREST

       2.1 Production Payment Percentage. The Production Payment Percentage for any Production Month shall be equal to 100% or such smaller percentage of the Subject Hydrocarbons, and the proceeds received by Monterey from the sale or other disposition thereof, which, when paid to and applied by Santa Fe each month as provided herein, shall cause the amounts shown in Section 3.3(b), (c), and (d) to be paid in full and shall, in addition, cause the unpaid balance of the Primary Sum as of the end of such Production Month to equal the amount shown in Schedule 1 as of the last day of each such Production Month.

       2.2 Payment of Production Payments. So long as no Designated Event has occurred and is continuing and Santa Fe has not exercised its right under
Section 6.2 to collect all proceeds from the sale or other disposition of the Subject Hydrocarbons directly, (a) Monterey may collect all revenues from the sale or other disposition of Subject Hydrocarbons; (b) such revenues shall be held in trust by Monterey and not commingled with any other funds of Monterey; and (c) on or before the thirtieth (30th) day after the end of each Production Month, Monterey shall pay to Santa Fe the proceeds received from the sale or other disposition of the Production Payment Percentage of the





                                     Reservation of Production Payment Interest

Subject Hydrocarbons for each such Production Month (each a "Production Payment"), without offset or deduction, using the revenues held in trust.

       2.3 Underpayment. The amount of each Production Payment shall be deemed to have been applied as of the last day of each Production Month as follows:

              (a)   first, to the amounts referred to in Section 3.3(d);

              (b)   second, to the amounts referred to in Section 3.3(b) and
       (c); and

              (c) third, to the reduction of the unpaid balance of the Primary Sum.

If the amount of any Production Payment is insufficient to cover the full amount specified in clause (a) and (b) above, then the unpaid balance of the Primary Sum shall be increased by the amount of the deficiency.

       2.4 Overpayment. If Monterey overpays any Production Payment, inadvertently or otherwise, Santa Fe is not obligated to return the overpayment. Instead, the overpayment will be treated as a prepayment of the next Production Payment.

       2.5 Royalties, Costs, and Risks. The Production Payment Interest shall be free of, and Santa Fe shall never be liable, by virtue of its ownership of the Production Payment Interest for paying or bearing (or for suffering a reduction of a Production Payment on account of), (a) Production Burdens (including lessor's royalty); (b) the Costs and Risks of Operating the Subject Property; or (c) Taxes.


                                   ARTICLE 3



                                     Reservation of Production Payment Interest
                                                                        Page 11

                                    TERM

       3.1 Term. The term of the Production Payment Interest begins at the Effective Time and continues in full force and effect without interruption until the Production Payment Interest is fully discharged and the Production Payment Period ends. At the end of the Production Payment Period, the Production Payment Interest shall automatically terminate and vest in Monterey.

       3.2 Evidence of Termination. On termination of the Production Payment Interest, Santa Fe shall execute, acknowledge, and deliver to Monterey appropriate documents to evidence the termination, if (a) Monterey prepares and tenders the documents to Santa Fe and (b) and Santa Fe's legal counsel approves the documents.

       3.3 Production Payment Period. The "Production Payment Period" begins at 7:00 a.m., Pacific Time, on November 1, 1996, and continues without interruption until Santa Fe has received Production Payments equal to:

              (a) the original principal amount of $30,000,000 (the "Primary Sum"); plus

              (b) as additional principal, all amounts payable by Monterey to an indemnified member of the Santa Fe Group; plus

              (c) as additional principal, all costs and expenses paid or incurred by Santa Fe in collecting Production Payments due under this Reservation and in enforcing Santa Fe's rights under this Reservation, including attorneys' fees and expenses and, if a lawsuit is filed, the costs of court; plus

              (d) interest on the principal amounts outstanding at any time, at the Agreed Rate per annum, based on a 365- or 366-day year (as appropriate), beginning on (and including) the day of the Effective Time, through (but excluding) the day on which the Production Payment Period ends.

                                  ARTICLE 4

                                 OPERATIONS




                                     Reservation of Production Payment Interest

              4.1   Monterey's Obligations.

                    4.1.1 General Rule. From the Effective Time through the termination of the Production Payment Period (including the period after the Effective Time and before the beginning of the Production Payment Period), Monterey shall perform the obligations under this Section (or cause them to be performed).

                    4.1.2 Prudent Operator Standard. Some (but not all) obligations under this Section are qualified by reference to a Prudent Operator. Monterey shall not be liable to Santa Fe for failure to perform any such obligation (a) if, or to the extent that, a Prudent Operator would not have performed it, and (b) if Monterey promptly notifies Santa Fe in writing of Monterey's nonperformance or limited performance. In a dispute about any such action, however, the burden shall be on Monterey to show that it acted as Prudent Operator.

                    4.1.3 The Obligations. The obligations of Monterey under this Section are:

              (a)   Acting as a Prudent Operator, Monterey shall:

                    (1) Operate the Subject Property and continuously produce Hydrocarbons from the Subject Property at rates not in excess of the maximum efficient rates of flow for the Wells on the Subject Property or the allowable rates of production under Applicable Law, and not lower than the rates necessary to prevent the migration of Hydrocarbons from the Subject Property and to prevent or minimize the accrual of Third-Party Overproduction;

                    (2) provide all Wells and Equipment and Facilities that are necessary or useful for the operation of the Subject Property; keep the Wells and Equipment and Facilities in good and effective working condition; and provide all maintenance, repairs, replacements, additions and improvements needed for such purpose;

                    (3) taking account of the resulting insurance proceeds, if any, promptly redrill, rebuild, reconstruct, repair, restore, or replace any Well or Equipment and Facilities that are lost or damaged;

                    (4) protect the Subject Property against drainage, including drainage by Monterey or an Affiliate of Monterey;





                                     Reservation of Production Payment Interest

                    (5) protect the Subject Property against unreasonable diminution of its capacity to produce Hydrocarbons, by reworking, cleaning, reconditioning, recompleting, and plugging back Wells;


                    (6) maintain in full force and effect, free of the risk of cancellation, termination, or forfeiture, all permits, licenses, easements, servitudes, and other rights necessary or useful to Operate the Subject Property;

                    (7) timely and properly pay all rentals and other discretionary payments due on the Subject Interests; and

                    (8) timely and properly perform and observe all obligations with respect to the Subject Property and the Subject Interests.

              (b) Monterey shall punctually pay when due and in accordance with Applicable Law and applicable instruments and agreements (including applicable operating agreements) all applicable royalties and other Production Burdens and all Costs and Risks of Operating the Subject Property. (For purposes of this provision, royalties, costs, expenses, and liabilities that are contested in good faith by appropriate legal proceedings are due promptly after the final determination of the contest.)

              (c) Monterey shall render, report, and punctually pay all Taxes before they become delinquent. (For purposes of this provision, Taxes that are contested in good faith by appropriate legal proceedings are due promptly after the final determination of the contest.)

              (d) For each adverse Demand and each adverse Action that affects or pertains to, or reasonably may affect or pertain to, the Subject Property, the Subject Hydrocarbons, the Production Payment Interest, or the Production Payments, Monterey shall:

                    (1) promptly give Santa Fe written notice with reasonably detailed information about the Demand or Action; and

                    (2) unless the Demand or Action was made or initiated by or through Santa Fe, diligently take all steps that, in Monterey's good-faith opinion, are necessary and proper to defend against the Demand or Action, including hiring lawyers.

              (e) Monterey shall keep the Subject Interests free and clear of all Encumbrances, except the Permitted Encumbrances.

              (f) Monterey shall not resign as operator of a Subject Property operated by Monterey until a successor operator has been approved in writing by Santa Fe and shall not vote for or otherwise act to designate a Third Party as operator without Santa Fe's prior written approval.




                                     Reservation of Production Payment Interest

              (g) Monterey shall give Santa Fe prompt written notice of each default by Monterey or any other Person under each instrument or agreement to which Monterey is a party, by which Monterey or its properties are affected, or by which a Subject Property is affected, the result of which (in any such case) is, or reasonably may be, to interfere materially with the economic operation, value, or use of a Subject Property.

       4.2 Marketing of Hydrocarbons. During the Production Payment Period, Monterey shall diligently and prudently market and sell the Subject Hydrocarbons under sale contracts with normal and usual terms as to price and other matters customary in the industry for Hydrocarbons of the same or similar kind or quality produced in the area where the Subject Hydrocarbons are produced, sell the Subject Hydrocarbons, subject to Santa Fe's prior written consent on the terms and conditions of sale.

       4.3 Abandonment of Wells and Subject Property. From the Effective Time through the termination of the Production Payment Period, Monterey shall not, without Santa Fe's prior written consent, abandon a Well now or hereafter completed for the production of Hydrocarbons or surrender, abandon, release, or relinquish the Subject Property, or any Subject Interest, except in the following circumstances:

              (a) If Monterey, acting as a Prudent Operator, reasonably determines:

                    (1) that a Well has ceased to be capable of producing Hydrocarbons in paying quantities and that it is not economically feasible to restore the productivity of the Well by reworking, reconditioning, deepening, sidetracking, plugging back, or conducting other similar operations, then Monterey may abandon the Well; or

                    (2) that no Well located on the Subject Property is capable of producing Hydrocarbons in paying quantities and that it is not economically feasible to restore the productivity of the Subject Property by reworking, reconditioning, deepening, sidetracking, plugging back, or conducting other similar operations on a Well, or by drilling a new Well, then Monterey may surrender, abandon, release, or relinquish the Subject Property;

              (b) Monterey may also abandon a Well or surrender, abandon, release, or relinquish the Subject Property (1) if required by order of Government or (2) if a proposal to do so is








                                     Reservation of Production Payment Interest
       made under an operating agreement, unit agreement, or other similar agreement; Monterey makes or responds to the proposal as a Prudent Operator and in accordance with the conditions in Clause (a) or Clause
       (b) above, as appropriate; and the affected parties vote or elect to do so under the terms of the applicable agreement. Before abandoning a Well or surrendering, abandoning, releasing, or relinquishing the Subject Property, however, Monterey shall first give thirty days' written notice to Santa Fe of its intention to do so. Santa Fe shall then have the option, not the obligation, to elect to take Monterey's entire interest in that Well or the Subject Property, free of cost, except for a payment equal to the estimated net salvage value, if any, of that Well or the Subject Property. If Santa Fe elects to take such interest, Monterey shall promptly assign it to Santa Fe, free and clear of all Encumbrances and Production Burdens, except those that burdened the applicable Well or the Subject Property when Monterey acquired its interest therein.

       4.4    Pooling and Unitization.

              4.4.1 Limitation. From the Effective Time through the termination of the Production Payment Period, Monterey shall not, without Santa Fe's prior written consent or on order of Government, (a) unitize, pool, communitize, or otherwise combine all or part of the Subject Property into a new Unit or (b) dissolve, terminate, amend, or reconfigure any existing Unit.

              4.4.2 Effect of Unitization. Subject to these restrictions, if all or part of a Subject Property is included in an existing Unit or is put into a new or amended Unit, the Subject Interest shall also be pooled, unitized, communitized, or combined, and the term "Subject Hydrocarbons" shall be understood to refer to appropriate categories of Hydrocarbons produced and saved from, or attributable to, the Unit.

              4.4.3 Filing Obligation. Promptly after each Unit is formed, amended, reconfigured, or dissolved, Monterey shall file an instrument, describing and designating (or amending, reconfiguring, or dissolving) the Unit, with the Minerals Management Service, file the same instrument for recordation with the county clerk, and provide a photocopy of the instrument to Santa Fe.





                                     Reservation of Production Payment Interest

                                   ARTICLE 5

                              SANTA FE'S LIABILITY

       5.1 Nonpossessory Interest. The Production Payment Interest is a nonpossessory interest. Santa Fe has no right, by virtue of owning the Production Payment Interest, alone or in concert with others, to Operate the Subject Property.

       5.2 Costs and Risks of Operating the Subject Property. Santa Fe, by virtue of its ownership of the Production Payment Interest, shall never be liable for any cost, risk, liability, or obligation of Operating the Subject Property or arising from or relating to the Operation of the Subject Property, including any related (a) Demand or Action; (b) judgment, damages, fine, penalty, or other award or remedy; (c) costs of compliance or noncompliance with Applicable Laws (including environmental laws); (d) liability for the proper or erroneous payment of the proceeds of the Subject Hydrocarbons to Persons entitled to receive them; (e) liability to repay or refund the Production Payments received by Santa Fe; or (f) liability to Monterey's agents, employees, or contractors, or to any other Person for personal injury, death, or property damage (collectively, the "Costs and Risks of Operating the Subject Property").

       5.3    Indemnity.

              5.3.1 THE INDEMNITY. SUBJECT TO THE LIMITATIONS IN SECTION 5.3.2, MONTEREY AGREES TO, AND SHALL, RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS SANTA FE, SANTA FE'S AFFILIATES, AND SANTA FE'S AND ITS AFFILIATES' RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS (COLLECTIVELY, THE "SANTA FE GROUP") FROM AND AGAINST ALL COSTS AND RISKS OF OPERATING THE SUBJECT PROPERTY, WHICH, FOR PURPOSES OF THIS SECTION, INCLUDE ALL COSTS AND EXPENSES OF DEFENDING THE





                                     Reservation of Production Payment Interest

SANTA FE GROUP AGAINST THE COSTS AND RISKS OF OPERATING THE SUBJECT PROPERTY AND ENFORCING THE RIGHTS OF THE SANTA FE GROUP UNDER THIS SECTION.

              5.3.2 SCOPE OF INDEMNITY. THE FOREGOING RELEASE, INDEMNITY, DEFENSE, AND HOLD-HARMLESS AGREEMENT COVERS, EXTENDS, AND APPLIES TO EACH CLAIM AGAINST A MEMBER OF THE SANTA FE GROUP FOR THE COSTS AND RISKS OF OPERATING THE SUBJECT PROPERTY (AN "INDEMNITY CLAIM"), EVEN IF THE INDEMNITY CLAIM IS BASED, IN WHOLE OR IN PART, ON THE ACTUAL OR ALLEGED SOLE, JOINT, OR COMPARATIVE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SANTA FE OR ANY OTHER MEMBER OF THE SANTA FE GROUP, BUT (B) DOES NOT PROTECT SANTA FE AGAINST THE COSTS AND RISKS OF OPERATING THE SUBJECT PROPERTY TO WHICH SANTA FE MAY BE EXPOSED AS A PARTY TO AN OPERATING AGREEMENT IF SANTA FE EXERCISES ITS RIGHT UNDER SECTION 4.3(B) TO TAKE A DIRECT INTEREST IN ANY WELL, LEASE, OR OTHER SUBJECT PROPERTY.

              5.3.3 Notice. If an Indemnity Claim is asserted in an Action against a member of the Santa Fe Group, Santa Fe shall promptly notify Monterey. Failure to notify Monterey will not relieve Monterey of its obligations under this Section, except to the extent (and only to the extent) that the failure materially prejudices Monterey's right to participate in the defense of the Indemnity Claim.

              5.3.4 Defense by Monterey. Monterey shall have the right, but not the obligation, to assume the defense of the Indemnity Claim, by employing lawyers and paying the costs and expenses of the defense.

              5.3.5 Defense by Santa Fe. The member of the Santa Fe Group being indemnified may employ its own lawyers and handle its own defense. Monterey shall pay the reasonable costs and expenses of the lawyers and the defense if any of the following statements is true: (a) Monterey authorized the employment of the lawyers; (b) Monterey, after receipt of the notice of the Action





                                     Reservation of Production Payment Interest
mentioned above, failed to employ lawyers reasonably satisfactory to the indemnified member of the Santa Fe Group to conduct the defense; or (c) the indemnified member of the Santa Fe Group, on advice of its lawyers, has determined that it has claims or defenses that are different from the claims and defenses available to Monterey. Otherwise, the indemnified member of the Santa Fe Group shall pay such costs and expenses.

              5.3.6 Settlement. If the indemnified member of the Santa Fe Group settles an Indemnified Claim without Monterey's written consent (which shall not be unreasonably withheld), Monterey shall be relieved of its obligations under this Section with respect to the Indemnified Claim.

              5.3.7 Survival. Monterey's obligations under this Section shall survive the termination of the Production Payment Interest.

                                   ARTICLE 6

                       RIGHTS AND REMEDIES OF SANTA FE

       6.1    Designated Events.  Each of the following is a "Designated
Event":

              (a) Monterey fails to pay a Production Payment to Santa Fe when due.

              (b) Monterey fails to pay when due any other amount payable under this Reservation to Santa Fe or a member of the Santa Fe Group, and the failure is not cured within five (5) days after Santa Fe gives written notice of the default in payment.

              (c) Monterey fails to perform any other obligation of Monterey under this Reservation, and the failure is not cured within thirty (30) days after Santa Fe gives written notice of the default in performance.

              (d) A material representation or warranty made by Monterey in this Reservation proves to be materially incorrect.

              (e)   Monterey:





                                     Reservation of Production Payment Interest

                    (1) suffers the entry against it of a judgment, decree, or order for relief by a court of competent jurisdiction in an involuntary proceeding under a bankruptcy law, insolvency law, or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it that remains undismissed for a period of thirty (30) days;

                    (2) commences a voluntary proceeding before a court of competent jurisdiction under a bankruptcy law, insolvency law, or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; applies for or consents to the entry of an order for relief in an involuntary case under any such law; makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; or takes corporate action or other action to authorize any such acts;

                    (3) suffers the appointment of, or taking possession by, a receiver, liquidator, trustee, assignee, custodian, sequestrator, or similar officer of all or a substantial part of its assets or any part of the Subject Interests in a proceeding brought against, or initiated by, Monterey, and such appointment or taking of possession is neither made ineffective nor discharged within thirty (30) days after the action occurs; or consents to, requests, or acquiesces in any such action; or

                    (4) suffers a writ or warrant of attachment or similar process to be issued by a court against all or a substantial part of its assets or any part of the Subject Interests, and the writ or warrant or similar process is not stayed or released within thirty (30) days after the issuance, entry, or levy thereof or after any stay is vacated or set aside.

       6.2 Remedies. So long as a Designated Event has occurred and is continuing, Santa Fe, in addition to all other rights and remedies available in law or in equity, may exercise any one or more of the following rights and remedies (and the exercising of one such right or remedy shall not preclude the exercise of any other):

              (a) Santa Fe, on behalf of Monterey and at the cost and expense of Monterey, may effect performance of the unperformed obligation (and the costs and expenses, to the extent not reimbursed by Monterey, shall be treated as additional principal under Section 3.3(c)).

              (b) On notice to Monterey, Santa Fe may require all purchasers of Subject Hydrocarbons to pay Santa Fe or any Person designated by Santa Fe the proceeds of the sale or other disposition of the Subject Hydrocarbons (and Monterey hereby irrevocably assigns such right to Santa Fe for the Production Payment Period). On any demand by Santa Fe during





                                     Reservation of Production Payment Interest
       the Production Payment Period, each purchaser of Hydrocarbons is hereby authorized and directed to pay Santa Fe all proceeds of Subject Hydrocarbons.

              (c) Santa Fe may apply to a court of competent jurisdiction for the specific performance of the obligation; for the aid of the court in the execution of any other right, power, or remedy provided by this Reservation to Santa Fe; or for the appointment of a receiver for the Subject Interests and Subject Hydrocarbons (but the appointment shall not prejudice or affect Santa Fe's right to receive payment of all Production Payments).

              (d) If, and only if, Santa Fe is unable to exercise, or is materially frustrated in the exercise of, the rights and remedies provided in Clauses (a), (b), and (c) due to the action or inaction of Monterey, then on notice to Monterey, Santa Fe or a Person designated by Santa Fe may, for a reasonable time (as determined by Santa Fe), exercise all rights of Monterey with respect to the Operation of the Subject Property (including the right to enforce Monterey's rights under operating agreements, transportation agreements, production sale contracts, and other agreements), and use Equipment and Facilities owned or operated by Monterey, free of any rent or other cost or risk, and free of any bond or other security in favor of Monterey, all as Santa Fe reasonably may deem necessary or appropriate.

       6.3 Use of Proceeds. All proceeds realized by Santa Fe or a Person designated by Santa Fe from the exercise of Santa Fe's rights and remedies under Section 6.2 shall be applied, first, to pay Santa Fe all accrued Production Payments; and, second, to reimburse Santa Fe or such other Person for all costs and expenses (including reasonable attorneys' fees and costs of court) incurred in exercising those rights and remedies.

       6.4 Collection of Reimbursable Costs Through Production Payment. Notwithstanding the right of Santa Fe to collect and apply proceeds under
Section 6.3 against the costs and expenses incurred by Santa Fe in exercising its rights and remedies under this Reservation, those costs and expenses shall constitute a demand obligation owing by Monterey to Santa Fe, shall bear interest at the Agreed Rate, and, without prejudice to Santa Fe's right to collect such sums directly from Monterey, shall be recoverable through Production Payments, as provided in Section 3.3.





                                     Reservation of Production Payment Interest

              6.5 No Liability. Santa Fe shall have no liability to Monterey or any other Person for losses sustained by Monterey as a result of any act or omission of Santa Fe, any trustee or receiver, or any Person designated by Santa Fe under this Article 6.

              6.6 Division Orders. Monterey shall execute all division orders, transfer orders, letters in lieu of division orders and transfer orders, and other documents reasonably requested by Santa Fe to facilitate the exercise of the rights and remedies provided in this
       Article 6.


               6.7 Termination of Special Rights and Remedies. Santa Fe's rights and remedies under this Article 6 shall cease to be exercisable after all Designated Events have ceased to continue for thirty (30) consecutive days, but without prejudice to Santa Fe's right to exercise such rights and remedies upon the occurrence and continuation of any future Designated Event.

                                   ARTICLE 7

                                  ASSIGNMENTS

       7.1 Covenants Running with Subject Interests. The covenants of Monterey in this Reservation are covenants running with the Subject Interests, which bind Monterey and its successors and assigns and inure to the benefit of Santa Fe and its successors and assigns.

       7.2 Assignment of Subject Interests by Monterey. Monterey may not sell, assign, farm out, convey, release, abandon, mortgage, pledge, create a security interest in, or otherwise transfer or encumber any Subject Interest or delegate Monterey's obligations under this Reservation without Santa Fe's prior written consent, which consent shall not unreasonably be withheld. Subject to that limitation, each sale, assignment, farmout agreement, Reservation, instrument of release, mortgage, deed of trust, pledge agreement, financing statement, and other instrument and agreement purporting





                                     Reservation of Production Payment Interest
to transfer or encumber the Subject Interest shall provide that the assignee, transferee, mortgagee, or other such Person takes the Subject Interest subject to the Production Payment Interest and assumes the obligations of Monterey under this Reservation. Unless expressly released in writing by Santa Fe, Monterey shall also remain liable for the performance of those obligations.

       7.3 Assignment by Santa Fe. On thirty- (30-) days' prior written notice to Monterey, Santa Fe may freely assign the Production Payment Interest, but no change in ownership of the Production Payment Interest or the right to receive Production Payments shall enlarge the obligations or diminish the rights of Monterey.

       7.4 Proper Notice of Transfer. Neither Party shall be obligated to recognize any successor or assign of the other Party until thirty (30) days after the receipt of a duly recorded instrument of transfer, a certified copy of the instrument, or some other legally authenticated written evidence of the transfer. Until such instrument, certified copy, or other evidence is received, a Party may rely conclusively upon the authority of, and deal exclusively with, the transferring Party.

                                   ARTICLE 8

                                OTHER PROVISIONS

       8.1 Notices. All notices required or permitted by this Reservation shall be given in writing. Unless otherwise provided, each notice shall be delivered by mail or by personal delivery. The Party giving the notice shall pay all costs of giving the notice and shall bear the risk of nondelivery and the burden of proving delivery. Each notice shall be effective when received by the addressee. The addresses of the Parties for purposes of notice are the addresses in the Conveyance and Contribution





                                     Reservation of Production Payment Interest

Agreement. A Party may change its address for purposes of notice to another address within the continental United States by giving the other Party at least fifteen (15) days' notice of the change.

       8.2 CHOICE OF LAW. THIS RESERVATION SHALL BE CONSTRUED AND ENFORCED UNDER THE LAWS OF CALIFORNIA, EXCLUDING LAWS, RULES, AND PRINCIPLES THAT OTHERWISE REQUIRE REFERENCE TO THE LAWS OF ANOTHER JURISDICTION.

       8.3 Integrated Agreement. This Reservation and the Purchase Agreement are the final, complete, and exclusive expression of the agreements of the Parties with respect to the matters covered by this Reservation and the Conveyance and Contribution Agreement.

       8.4 Amendment. This Reservation may not be amended, supplemented, extended, or otherwise changed, except by a writing that refers to this Reservation and is executed by the Parties.

       8.5 Third-Party Beneficiaries. Except for the Third-Party members of the Santa Fe Group, no Third Party is a beneficiary of this Reservation. Nothing in this Reservation confers any interest, right, privilege, or remedy on any Person, other than the Parties and the members of the Santa Fe Group.

       8.6 Cumulative Rights. Except as otherwise provided in this Reservation, the rights of a Party under this Reservation are cumulative of all other rights, privileges, and remedies available to that Party at law, in equity, or otherwise.

       8.7 Waivers. No Party shall be deemed to have waived any right under this Reservation, unless that waiver is in writing, refers to this Reservation, and is executed by that Party. If a Party fails to insist on the strict performance or observance by another Party of a provision of this Reservation, that failure shall not be construed as a waiver by that Party of any right under this





                                     Reservation of Production Payment Interest

Reservation. If a Party waives a right under this Reservation, that Party is not bound in the future to waive any other right, whether similar or dissimilar to the right that was waived or relinquished.

       8.8 Construction. In construing this Reservation, the following rules shall be followed:

              (a) except for the boldfaced defined terms used in stating definitions of defined terms, no consideration shall be given to the captions of the Articles, Sections, Subsections, or Clauses of this Reservation, which are inserted for convenience in locating the provisions of this Reservation, and not as an aid in its construction;

              (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Reservation;

              (c) the word "include" and its syntactical variants mean "include, but are not limited to," and corresponding syntactical variants;

              (d) examples shall not be deemed to limit, expressly or by implication, the matter they illustrate;

              (e) a defined term has its defined meaning throughout this Reservation, regardless of whether the term appears before or after the place in this Reservation where the term is defined;

              (f)   the plural includes the singular, and vice versa; and

              (g) each exhibit, attachment, and schedule to this Reservation is a part of this Reservation, but if there is any conflict or inconsistency between the main body of this Reservation and any exhibit, attachment, or schedule, the provisions of the main body of this Reservation will prevail.

       8.9 Further Assurances. Monterey shall, on reasonable request by Santa Fe, (a) execute, acknowledge, and deliver such other instruments, agreements, and documents and (b) do such other acts, as are reasonably necessary or desirable to effect or to evidence the transactions contemplated by this Reservation and to secure the Production Payment Interest to Santa Fe and obtain all benefits of applicable recordation acts.

       8.10 Time. Time is of the essence in the payment of each Production Payment and the performance of each obligation under this Reservation.





                                     Reservation of Production Payment Interest

       8.11 Attorneys' Fees. If one Party sues the other for a breach of this Reservation, the prevailing Party in the resulting litigation shall be entitled to receive, in addition to the amount in dispute and other remedies and recoveries, reimbursement of reasonable attorneys' fees and costs of court.



       8.12 Purchase Option. Monterey shall have the right and option to purchase at any time the Production Payment Interest by paying in full the amounts shown in Section 3.3(b), (c), and (d) and paying to Santa Fe the unpaid balance of the Principal Sum at such time. Additionally, Monterey may purchase part, but not all, of the Production Payment Interest at any time by paying in full the amounts shown in Section 3.3(b), (c), and (d) and paying part of the unpaid balance of the Principal Sum (in excess of amounts that would otherwise then be paid under Article 2). If Monterey only purchases part of the Production Payment Interest, Schedule 1 shall be revised by the Parties to show the remaining balance of the Principal Sum equally amortized over the Production Months remaining between the date of such partial payment and September 1999.

       8.13 Waiver of Right of Partition. Monterey and Santa Fe each waives all rights to partition any Subject Interest.

       8.14    Intentions of Parties.

              8.14.1 Tax Characterization. The Parties further intend that the Production Payment Interest shall be treated as a production payment, not as a working interest, royalty interest, or other kind of interest, within the meaning of the Internal Revenue Code of 1986, as amended, and the applicable regulations and judicial authority, and all provisions of this Reservation shall be construed and treated accordingly.





                                     Reservation of Production Payment Interest

               8.14.2 No Partnership. It is not the intention of the Parties to create, nor shall this Reservation be deemed or construed to create, a mining partnership or other partnership, a joint venture, an association, a trust, a relationship of agency, or any other similar business relationship. If the Parties are deemed to constitute a partnership for federal income tax purposes, however, the Parties elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, and agree not to take any position inconsistent with that election.

       8.15 Filing and Recordation. Santa Fe may file counterparts of this Reservation with the county clerk or other recording officer of Kern County, California and with any other public office in which Santa Fe deems it necessary or useful to file or record this Reservation.





                                     Reservation of Production Payment Interest

                                    EXHIBITS

             Exhibit A--The Subject Property and Subject Interests



                                    Schedule

                  Schedule 1 - Monthly Balance of Primary Sum




















                                     Reservation of Production Payment Interest

                                   Exhibit A

                   THE SUBJECT PROPERTY AND SUBJECT INTERESTS

All of Santa Fe's right, title and interest in and to the S/2 NW, S/2 NE, NE NE, SW of Section 21, Township 31S, Range 22E in Kern County, California which is a part of a larger tract granted to Santa Fe Land Improvement Co. in that certain Deed from I. Strassberger, et ux., dated January 09, 1917, and recorded in Book 317, Page 458 in the Real Property Records of Kern County, California.





                                     Reservation of Production Payment Interest
                                                                         Page 1

                                   SCHEDULE 1

         Production Month                                   Balance
         ----------------                                   -------

         November 1996                                     29,166,667

         December 1996                                     28,333,334

         January 1997                                      27,500,001

         February 1997                                     26,666,668

         March 1997                                        25,833,335

         April 1997                                        25,000,002

         May 1997                                          24,166,669

         June 1997                                         23,333,336

         July 1997                                         22,500,003

         August 1997                                       21,666,670

         September 1997                                    20,833,337

         October 1997                                      20,000,004

         November 1997                                     19,166,671

         December 1997                                     18,333,338

         January 1998                                      17,500,005

         February 1998                                     16,666,672

         March 1998                                        15,833,339






                         Schedule 1 / Reservation of Production Payment / Page 1



         April 1998                                        15,000,006

         May 1998                                          14,166,673

         June 1998                                         13,333,340

         July 1998                                         12,500,007

         August 1998                                       11,666,674

         September 1998                                    10,833,341

         October 1998                                      10,000,008

         November 1998                                     9,166,675

         December 1998                                     8,333,342

         January 1999                                      7,500,009

         February 1999                                     6,666,676

         March 1999                                        5,833,343

         April 1999                                        5,000,010

         May 1999                                          4,166,677

         June 1999                                         3,333,344

         July 1999                                         2,500,011

         August 1999                                       1,666,678

         September 1999                                    833,345





                         Schedule 1 / Reservation of Production Payment / Page 2